EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact: Jill Schmidt
(952) 594-3385

INTERNATIONAL MULTIFOODS REPORTS
FISCAL 2004 SECOND-QUARTER RESULTS

Company delivers earnings per share of 21 cents before unusual and one-time items

Full-year fiscal 2004 outlook remains unchanged

MINNEAPOLIS, Sept. 25, 2003 — International Multifoods Corp. (NYSE: IMC) today reported second-quarter fiscal 2004 net earnings of $900,000, or 5 cents per diluted share.  This compares with a net loss of $28.1 million, or $1.44 per diluted share, in the second quarter of fiscal 2003.  Reported results in this year’s second quarter include previously announced unusual and one-time items, which are described in more detail below, totaling $3.1 million, or 16 cents per share.  Second-quarter fiscal 2003 results include a loss from discontinued operations of $32.4 million, or $1.66 per diluted share.

Excluding unusual and one-time items, second-quarter fiscal 2004 earnings from continuing operations were $4 million, or 21 cents per diluted share, compared with $4.3 million, or 22 cents per share, in the same period a year earlier.  Results in the current quarter reflect higher commodity costs, lower pension income and continued softness in the company’s U.S. and Canadian foodservice products businesses.  Higher commodity costs net of pricing and lower pension income reduced earnings in the quarter by about 6 cents per share.

Net sales for the quarter ended Aug. 30 were $208.4 million, compared with $210.1 million last year.

Multifoods Chairman and Chief Executive Officer Gary E. Costley said, “Results in the second quarter met our expectations and keep us on track to achieve our earnings and cash-flow targets for fiscal 2004.  As expected, year-over-year improvements in our consumer businesses during the quarter helped offset ongoing weakness in foodservice.

“We continue to see solid demand and share gains in the marketplace for our consumer brands, including Pillsbury and Martha White baking products and Bick’s pickles in Canada,” Costley said.  “Our attention remains focused on our strategic priorities of product innovation, brand-building, distribution expansion and margin improvement.  These strategies will allow us to drive growth, strengthen our businesses and achieve strong results for our shareholders going forward.”

During the quarter, the company refinanced some of its debt under more favorable terms and completed the previously announced sale of its foodservice pie business.  As a result of the debt refinancing, the company expects interest-expense savings of approximately $2 million, or 7 cents per share, over the next 12 months.

Capital expenditures in the quarter were $3.3 million, and depreciation and amortization totaled $5.2 million.

– more –

Debt at quarter end was $386.5 million, down from $529 million a year ago.   Debt increased $10.6 million from the end of the first quarter due to the planned build-up of inventory in advance of the key fall and winter seasons.  This was in line with the company’s forecasts.

As a result of the final purchase of working capital from General Mills in the first quarter and the seasonal increase in working capital levels in the second quarter, Multifoods used $26.5 million of cash for operations year-to-date.  For its fiscal year ending Feb. 28, 2004, the company continues to expect free cash flow in the range of $20 million to $25 million (cash flows from continuing operations of $60 million to $65 million less capital expenditures of approximately $40 million).  Debt reduction remains the company’s top priority for the use of its excess cash.

Net interest expense from continuing operations for the quarter was $6.2 million, down from $6.3 million in the year-earlier period.  The effective tax rate for continuing operations before unusual and one-time items was 34 percent for the first half of fiscal 2004.  On a reported basis including unusual and one-time items, the company recorded a tax benefit of approximately $300,000 in the first half.

Discussion of Second-Quarter Operating Results

Following is a review of the company’s second-quarter operating results by segment:

U.S. Consumer Products.  Net sales for the second quarter were $80.1 million, essentially even with a year ago.  Operating earnings increased 10 percent to $11.3 million, up from $10.3 million in the second quarter of fiscal 2003.

The increase in earnings was driven by higher average selling prices, which offset lower shipment volume and higher commodity costs.  Total shipments in the quarter were down about 4.5 percent, due to the planned rationalization of some low-margin business and a reduction in trade inventory, resulting primarily from the bankruptcy of Fleming Companies.

For the 13 weeks ending Aug. 30, consumer take-away as measured by dollar volume was up 3 percent versus a year ago, driven by the strong performance of Pillsbury and Martha White baking products and Hungry Jack breakfast items.

“We are pleased with the second-quarter results in our U.S. Consumer Products business and the growing demand for our products in the marketplace,” Costley said.  “This performance clearly demonstrates the benefits of efforts to expand distribution, accelerate product innovation and build on the inherent equity in our core brands.  We have solid plans in place and feel good about our prospects as we enter the holiday baking season, our biggest volume and earnings period of the year.”

Costley noted that overall distribution for U.S. Consumer Products was up nearly 11 percent, compared with the second quarter a year ago.

During the quarter, the company completed the launch of several new items, including Hungry Jack Easy Mash’d flavored potatoes, Pillsbury SnackBatch baking mixes and Martha White Cornbread Creations.  The company also continues to build on the Pillsbury brand’s strong appeal among families with young children through its “Pillsbury Kids Bake It Fun” consumer promotion.

Foodservice Products.  Second-quarter net sales in Foodservice Products declined 14 percent to $50 million, down from $58.3 million in the prior year.  The decline in sales was primarily driven by the planned rationalization of low-margin accounts and product lines, and lower volumes in foodservice baking mixes.  Excluding unusual items, operating earnings were $600,000, down from $1.4 million in the second quarter of fiscal 2003.  These results reflect lower volumes, higher commodity costs and competitive pressures related to the ongoing softness in the foodservice industry.  Including unusual items, Foodservice Products reported a loss of $300,000 in this year’s second quarter.

“Our Foodservice Products business is operating in a difficult environment,” Costley said.  “We continue to take steps to improve performance, including exiting non-core, under-performing platforms and properly sizing our operations to current market conditions.  During the quarter, we completed the sale of the foodservice pie business and eliminated an additional 50 slow-moving SKUs.  At the same time, we are investing in new value-added products and focusing on targeted segments that we believe offer future growth potential.”

Canadian Foods.  Net sales for the second quarter of fiscal 2004 rose about 9 percent to $78.3 million, due to the impact of a stronger Canadian dollar on currency translation.  Unit volume for Canadian Foods was essentially flat, as gains in commercial flour, export, consumer ethnic foods and consumer condiments were offset by declines in foodservice baking mixes, commercial condiments, and consumer flour and baking mixes.  During the quarter, the company concluded its five-year agreement with Aurora Foods, Inc., to manufacture, sell and distribute Duncan Hines products in Canada.

Operating earnings were $3.7 million, down from $5.3 million in the second quarter a year ago.  This decline was attributable to lower returns on U.S. dollar-denominated sales as a result of a stronger Canadian dollar, an unfavorable product mix and higher commodity costs.  Currency effects reduced earnings by about $800,000.

“As anticipated, this was a challenging period for our Canadian Foods business as softness in our foodservice products businesses and external factors, such as currency, had a short-term impact on performance,” Costley said.  “We remain focused on increasing the value of our Canadian brands and enhancing our ability to serve customers and consumers in Canada.  Because of the organizational changes we made in Canada earlier this year, we are better positioned to maximize the potential of our Canadian Foods business long term.”

During the quarter, the company expanded its Golden Temple brand with the introduction of a new frozen bread product.  Golden Temple is a leading brand of Indian foods.  The company gained share in the pickle category as a result of volume growth and the success of new products under the Bick’s brand.  Robin Hood consumer flour take-away for the 12 weeks ended Aug. 9 was up 5 percent on strong category performance.

Summary of Second-Quarter Unusual and One-Time Items

The company’s second-quarter fiscal 2004 results include the following:

•                  pre-tax unusual items totaling $900,000, $400,000 after tax or 2 cents per share, for exit costs related to the sale of selected assets of the company’s foodservice pie business.  The $2 million in cash from the sale, which was completed in August, was used to reduce debt.  The company expects to recognize additional charges of up to $700,000 pre tax, $400,000 after tax or  2 cents per share, over the balance of the year in connection with this sale and the resulting closure of its Simcoe, Ontario, plant.

•                  a non-cash pre-tax charge of $4.4 million, $2.7 million after tax or 14 cents per share, for the write-off of the unamortized portion of bank fees on a former credit facility that was replaced with a new senior secured credit agreement in August.  This charge is recorded in “Other income (expense), net” in the attached financial tables.  The new agreement reduces the company’s overall borrowing costs and provides greater financial flexibility.

Six-Month Summary

Earnings on a reported basis for the six months ended Aug. 30 were $600,000, or 3 cents per diluted share, compared with a net loss of $64.5 million, or $3.31 per share, for the same period a year ago.  Excluding unusual and one-time items, earnings from continuing operations were $6 million, or 31 cents per diluted share, compared with $7.6 million, or 39 cents per share, in the first six months of the prior year.  This was in line with the company’s previous guidance.

Net sales for the first half of fiscal 2004 were $422.3 million, compared with $420.5 million in fiscal 2003.

Outlook

For fiscal year 2004 ending Feb. 28, 2004, Multifoods continues to expect earnings per diluted share before unusual items of $1.70 to $1.75.  Including unusual items, reported earnings are expected to be in the range of $1.40 to $1.45 per share.  These estimates assume continued investments in marketing and R&D; higher commodity costs, which principally affected first-half comparisons; higher depreciation expense; lower interest expense; and lower income from the company’s primary pension plans, which were fully funded at the end of fiscal 2003.  In addition, the company now expects its full-year tax rate to be between 33 percent and 35 percent.

Multifoods’ annualized financial targets for the three-year period beginning this fiscal year include: net sales growth of 3 percent to 5 percent; operating earnings growth of 5 percent to 7 percent; and earnings per share growth of 9 percent to 11 percent.  The company also said that it expects to exceed $100 million in free cash flow (cash flows from operations less capital expenditures of $90 million to $100 million) over the same three-year period.

“For the second half, we expect the strong performance of our consumer businesses, the savings associated with our debt refinancing and a lower-than-anticipated tax rate to offset continued weakness in foodservice products,” Costley said.  “Multifoods today has strong brands and talented people focused on executing clear growth strategies.  This gives us confidence in our ability to achieve our annual and three-year financial goals.”

Conference Call Information

Multifoods will review its fiscal 2004 second-quarter results and discuss its outlook on a conference call today, beginning at 11 a.m. (EDT).  Investors and the public are invited to listen to the live Webcast of the conference call through the company’s Web site, www.multifoods.com.  A replay of the Webcast will be available at the same location shortly after the call and will remain available through the end of November.

About Multifoods

Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $940 million.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple® Indian foods.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials, utilities and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the potential inability to collect on a $6 million insurance claim receivable related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 1, 2003, and other reports filed with the Securities and Exchange Commission.

# # #

International Multifoods Corporation
Consolidated Statements of Operations
(unaudited)

	Second Quarter Ended
(in millions, except per share data)	Aug. 30, 2003	Aug. 31, 2002
Net sales	$208.4	$210.1
Cost of goods sold	(170.2)	(168.5)
Gross profit	38.2	41.6
Selling, general and administrative	(25.9)	(28.3)
Unusual items	(0.9)	—
Operating earnings	11.4	13.3
Interest, net	(6.2)	(6.3)
Other income (expense), net	(4.4)	—
Earnings from continuing operations before income taxes	0.8	7.0
Income taxes	0.1	(2.7)
Earnings from continuing operations	0.9	4.3
Loss from discontinued operations	—	(32.4)
Net earnings (loss)	$0.9	$(28.1)

Basic earnings (loss) per share:
Continuing operations	$0.05	$0.23
Discontinued operations	—	(1.70)
Total	$0.05	$(1.47)

Diluted earnings (loss) per share:
Continuing operations	$0.05	$0.22
Discontinued operations	—	(1.66)
Total	$0.05	$(1.44)

Average shares outstanding:
Basic	19.2	19.1
Diluted	19.5	19.5

International Multifoods Corporation
Segment and Earnings Digest
(unaudited)
(in millions, except per share data)

FY 2004 - Second Quarter Ended August 30

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$80.1	$(68.8)	$11.3	$—	$11.3
Foodservice Products	50.0	(49.4)	0.6	(0.9)	(0.3)
Canadian Foods	78.3	(74.6)	3.7	—	3.7
Corporate	—	(3.3)	(3.3)	—	(3.3)
Total	$208.4	$(196.1)	$12.3	$(0.9)	$11.4

Reconciliation of operating earnings to net earnings:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$12.3	$(0.9)	$11.4
Interest, net	(6.2)	—	(6.2)
Other income (expense), net	—	(4.4)	(4.4)
Earnings from continuing operations before income taxes	6.1	(5.3)	0.8
Income taxes	(2.1)	2.2	0.1
Earnings from continuing operations	4.0	(3.1)	0.9
Earnings from discontinued operations	—	—	—
Net earnings	$4.0	$(3.1)	$0.9

Basic earnings per share:
Continuing operations	$0.21	$(0.16)	$0.05
Discontinued operations	—	—	—
Total	$0.21	$(0.16)	$0.05

Diluted earnings per share:
Continuing operations	$0.21	$(0.16)	$0.05
Discontinued operations	—	—	—
Total	$0.21	$(0.16)	$0.05

International Multifoods Corporation
Segment and Earnings Digest
(unaudited)
(in millions, except per share data)

FY 2003 - Second Quarter Ended August 31

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$79.9	$(69.6)	$10.3	$—	$10.3
Foodservice Products	58.3	(56.9)	1.4	—	1.4
Canadian Foods	71.9	(66.6)	5.3	—	5.3
Corporate	—	(3.7)	(3.7)	—	(3.7)
Total	$210.1	$(196.8)	$13.3	$—	$13.3

Reconciliation of operating earnings to net loss:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$13.3	$—	$13.3
Interest, net	(6.3)	—	(6.3)
Earnings from continuing operations before income taxes	7.0	—	7.0
Income taxes	(2.7)	—	(2.7)
Earnings from continuing operations	4.3	—	4.3
Loss from discontinued operations	(32.4)	—	(32.4)
Net loss	$(28.1)	$—	$(28.1)

Basic earnings (loss) per share:
Continuing operations	$0.23	$—	$0.23
Discontinued operations	(1.70)	—	(1.70)
Total	$(1.47)	$—	$(1.47)

Diluted earnings (loss) per share:
Continuing operations	$0.22	$—	$0.22
Discontinued operations	(1.66)	—	(1.66)
Total	$(1.44)	$—	$(1.44)

International Multifoods Corporation
Consolidated Statements of Operations
(unaudited)

(in millions, except per share data)	Six Months Ended
	Aug. 30, 2003	Aug. 31, 2002
Net sales	$422.3	$420.5
Cost of goods sold	(348.5)	(337.0)
Gross profit	73.8	83.5
Selling, general and administrative	(53.7)	(58.4)
Unusual items	(4.4)	—
Operating earnings	15.7	25.1
Interest, net	(12.4)	(12.8)
Other income (expense), net	(3.0)	—
Earnings from continuing operations before income taxes	0.3	12.3
Income taxes	0.3	(4.7)
Earnings from continuing operations	0.6	7.6
Loss from discontinued operations	—	(72.1)
Net earnings (loss)	$0.6	$(64.5)

Basic earnings (loss) per share:
Continuing operations	$0.03	$0.40
Discontinued operations	—	(3.78)
Total	$0.03	$(3.38)

Diluted earnings (loss) per share:
Continuing operations	$0.03	$0.39
Discontinued operations	—	(3.70)
Total	$0.03	$(3.31)

Average shares outstanding:
Basic	19.2	19.1
Diluted	19.4	19.5

International Multifoods Corporation
Segment and Earnings Digest
(unaudited)
(in millions, except per share data)

FY 2004 - Six Months Ended August 30

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$163.3	$(145.4)	$17.9	$—	$17.9
Foodservice Products	105.4	(103.9)	1.5	(1.9)	(0.4)
Canadian Foods	153.6	(146.3)	7.3	(2.5)	4.8
Corporate	—	(6.6)	(6.6)	—	(6.6)
Total	$422.3	$(402.2)	$20.1	$(4.4)	$15.7

Reconciliation of operating earnings to net earnings:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$20.1	$(4.4)	$15.7
Interest, net	(12.4)	—	(12.4)
Other income (expense), net	1.4	(4.4)	(3.0)
Earnings from continuing operations before income taxes	9.1	(8.8)	0.3
Income taxes	(3.1)	3.4	0.3
Earnings from continuing operations	6.0	(5.4)	0.6
Earnings from discontinued operations	—	—	—
Net earnings	$6.0	$(5.4)	$0.6

Basic earnings per share:
Continuing operations	$0.31	$(0.28)	$0.03
Discontinued operations	—	—	—
Total	$0.31	$(0.28)	$0.03
Diluted earnings per share:
Continuing operations	$0.31	$(0.28)	$0.03
Discontinued operations	—	—	—
Total	$0.31	$(0.28)	$0.03

International Multifoods Corporation
Segment and Earnings Digest
(unaudited)
(in millions, except per share data)

FY 2003 - Six Months Ended August 31

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$165.9	$(145.1)	$20.8	$—	$20.8
Foodservice Products	116.6	(113.6)	3.0	—	3.0
Canadian Foods	138.0	(128.9)	9.1	—	9.1
Corporate	—	(7.8)	(7.8)	—	(7.8)
Total	$420.5	$(395.4)	$25.1	$—	$25.1

Reconciliation of operating earnings to net loss:

	Before Unusual & One-Time Items	Unusual & One- Time Items	Total
Operating earnings	$25.1	$—	$25.1
Interest, net	(12.8)	—	(12.8)
Earnings from continuing operations before income taxes	12.3	—	12.3
Income taxes	(4.7)	—	(4.7)
Earnings from continuing operations	7.6	—	7.6
Loss from discontinued operations	(72.1)	—	(72.1)
Net loss	$(64.5)	$—	$(64.5)

Basic earnings (loss) per share:
Continuing operations	$0.40	$—	$0.40
Discontinued operations	(3.78)	—	(3.78)
Total	$(3.38)	$—	$(3.38)

Diluted earnings (loss) per share:
Continuing operations	$0.39	$—	$0.39
Discontinued operations	(3.70)	—	(3.70)
Total	$(3.31)	$—	$(3.31)

International Multifoods Corporation
Consolidated Condensed Balance Sheets
(unaudited)

(in millions)	Aug. 30, 2003	March 1, 2003	Aug. 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1.5	$1.2	$22.7
Trade accounts receivable, net	69.3	43.9	46.7
Inventories	152.1	124.7	130.7
Current assets of discontinued operations	—	—	247.6
Other current assets	37.0	46.2	35.2
Total current assets	259.9	216.0	482.9
Property, plant and equipment, net	239.2	235.1	162.7
Goodwill and other acquisition related intangibles, net	199.3	199.3	181.8
Noncurrent assets of discontinued operations	—	—	44.7
Other assets	116.7	115.9	181.7
Total assets	$815.1	$766.3	$1,053.8

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$61.5	$15.1	$4.2
Current portion of long-term debt	10.0	1.3	19.4
Accounts payable	85.5	70.1	64.4
Current liabilities of discontinued operations	—	—	132.8
Other current liabilities	39.2	60.5	65.6
Total current liabilities	196.2	147.0	286.4
Long-term debt	315.0	328.0	505.3
Employee benefits and other liabilities	57.1	55.3	50.3
Total liabilities	568.3	530.3	842.0

Shareholders’ equity	246.8	236.0	211.8
Total liabilities and shareholders’ equity	$815.1	$766.3	$1,053.8

International Multifoods Corporation
Consolidated Condensed Statements of Cash Flows
(unaudited)

	Six Months Ended
(in millions)	Aug. 30, 2003	Aug. 31, 2002
Cash flows from operations:
Earnings from continuing operations	$0.6	$7.6
Depreciation and amortization	10.6	7.6
Other, net	(37.7)	3.1
Cash provided by (used for) continuing operations	(26.5)	18.3
Cash provided by discontinued operations	—	3.3
Cash provided by (used for) operations	(26.5)	21.6

Cash flows from investing activities:
Capital expenditures	(15.3)	(13.2)
Other, net	1.9	(1.5)
Cash used for investing activities	(13.4)	(14.7)

Cash flows from financing activities:
Net change in debt	40.8	(11.6)
Other, net	(0.6)	0.8
Cash provided by (used for) financing activities	40.2	(10.8)

Effect of exchange rate changes on cash and equivalents	—	0.2
Net increase (decrease) in cash and equivalents	0.3	(3.7)
Cash and equivalents at beginning of period	1.2	26.4
Cash and equivalents at end of period	$1.5	$22.7